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Exhibit 20
                               FIRST AMENDMENT TO
                         AGREEMENT AND IRREVOCABLE PROXY


                       THIS FIRST AMENDMENT TO AGREEMENT AND IRREVOCABLE PROXY (this "Amendment") dated as of March 21, 1996 by and among MARRIOTT INTERNATIONAL, INC., a Delaware corporation ("Parent"), FG ACQUISITION CORP., an Indiana corporation and a subsidiary of Parent ("Purchaser"), APOLLO FG PARTNERS, L.P., a Delaware. limited partnership ("Shareholder"), and FORUM GROUP, INC. an Indiana corporation (the "Company"), amends the Agreement and Irrevocable Proxy dated as of February 15, 1996 (the "Original Agreement"; the Original Agreement, as amended by this Amendment, the "Agreement") by and among Parent, Purchaser, Shareholder and the Company.

                              W I T N E S S E T H:
                              _ _ _ _ _ _ _ _ _ _

                       WHEREAS, pursuant to the Original Agreement, Shareholder agreed to exercise the Citicorp Warrants (as defined in the Original Agreement) it holds and to tender the Citicorp Warrant Shares (as defined in the Original Agreement) acquired upon such exercise into the Offer (as defined in the Original Agreement); and

                       WHEREAS, Shareholder now wishes to sell the Citicorp Warrants to Purchaser and Purchaser is willing to buy the Citicorp Warrants for an aggregate purchase price of $3,455,557.23 (the "Citicorp Warrant Purchase Price"), which is equal to the difference between the aggregate price that would have been paid for the Citicorp Warrant Shares pursuant to the Offer and the aggregate exercise price of such Citicorp Warrants.

                       NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                       1. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Original Agreement.

                       2. Section 2(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following paragraphs:

                       "(b) (i) Prior to the expiration of the Offer, Shareholder shall deliver the Citicorp Warrants to Purchaser pending the acquisition of such Citicorp Warrants by Purchaser for the Citicorp Warrant Purchase Price, as set forth in clause (ii) of this Section 2(b).

                       "(ii) Promptly after First Chicago Trust Company of New York, as Depositary for the Offer, has issued payment in exchange for all of the Company Common Stock tendered in the Offer, Purchaser shall acquire the Citicorp Warrants by paying the Citicorp Warrant Purchase Price to Shareholder by wire transfer, provided that instructions for such wire transfer shall have been delivered by Shareholder to Purchaser."
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                       3.  Section 2(c) of the Original Agreement is hereby
   deleted in its entirety and replaced with the following paragraph:

                       "(c) Prior to the expiration of the Offer, Shareholder shall deliver the Investor Warrants to Purchaser to be held in escrow pending the consummation of the Offer. The Company and Shareholder agree that, notwithstanding any provision of the Investor Warrants or the Acquisition Agreement to the contrary, upon expiration of the Offer and without any further action whatsoever, the Investor Warrants held by Shareholder shall be deemed cancelled and extinguished, for no additional consideration whatsoever. The Company shall mark the Investor Warrants cancelled upon receipt thereof. Prior to the expiration of the Offer, Shareholder will neither transfer nor exercise any Investor Warrants for any reason whatsoever."

                       4. The following paragraph shall be added as Section 2(e) of the Agreement:

             "(e) Upon payment of the Citicorp Warrant Purchase Price pursuant to Section 2(b)(ii), the Company shall cause the transfer of the Citicorp Warrants from Shareholder to Purchaser to be recorded on the record books of the Company."

                       5.  Miscellaneous.

                       (a) The Agreement, as amended hereby, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                       (b) All costs and expenses incurred in connection with this Amendment and the transactions contemplated hereby shall be paid by the party incurring such expenses, and each of Parent and Purchaser, on the one hand, and Shareholder, on the other hand, shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliates.

                       (c) This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

                       (d) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

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                       (e)  This Amendment may be executed in counterparts,
   each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                       IN WITNESS WHEREOF, Parent, Purchaser, Shareholder and the Company have caused this Amendment to be duly executed as of the day and year first above written.

                                    MARRIOTT INTERNATIONAL, INC.

                                    By:  /s/ Joseph Ryan
                                         ______________________________
                                         Name:  Joseph Ryan
                                         Title: Executive Vice President


                                    FG ACQUISITION CORP.

                                    By:  /s/ Edward L. Bednarz
                                         _______________________________
                                         Name:  Edward L. Bednarz
                                         Title: Vice President


                                    APOLLO FG PARTNERS, L.P.,
                                    By:  Apollo Advisors, L.P.,
                                    Its Managing General Partner

                                         By: Apollo Investment Fund, L.P.,
                                         Its General Partner

                                            By: /s/ Michael Weiner
                                            _____________________________
                                            Name:  Michael Weiner
                                            Title: Vice President


                                     FORUM GROUP, INC.

                                     By:  /s/ Mark Pacala
                                          _______________________________
                                          Name:  Mark Pacala
                                          Title: Chairman and
                                                 Chief Executive Officer